Exhibit 99.1

Sino-Global Announces Termination of Asset Purchase Agreement

with Rong Yao International Shipping Limited

Company to Focus Entirely on its Shipping and Logistics Services

Roslyn, New York, December 8, 2015 – Sino-Global Shipping America, Ltd. (NASDAQ: SINO) (“Sino-Global” or the “Company”), a Virginia company engaged in shipping, chartering, logistics and related services, today announced that it has terminated an asset purchase agreement that was entered into on April 10, 2015 with Rong Yao International Shipping Limited (‘Rong Yao” or the “Seller”), a Hong Kong company. Pursuant to the agreement, the Company was to acquire the Rong Zhou, an 8,818 gross tonnage oil and chemical transportation tanker, from the Seller for $10.5 million, including 1.2 million shares of the Company’s common stock at a value of $1.85 per share.

Mr. Lei Cao, Chief Executive Officer of Sino-Global, stated, “We felt our time and resources were best spent focusing on the upside potential of our shipping and logistics services. We believe that with greater scale we could integrate an asset management component to our operations but currently feel that there are substantial opportunities to leverage our asset-light platform to grow.”

Under the terms of the termination agreement, the Seller will return the 1.2 million shares of common stock to the Company. In addition to the termination of the asset purchase agreement, all ship management and time chartering agreements signed between the Seller and Sino-Global will also terminate. Upon payment in full of any balances, Sino-Global will release the mortgage on the Rong Zhou.

About Sino-Global Shipping America, Ltd.

Founded in the United States in 2001, Sino-Global Shipping America, Ltd. is a company engaged in shipping, chartering, logistics and related services. Headquartered in New York, Sino-Global has offices in Mainland China, Australia, Canada and Hong Kong. The Company’s current service offerings consist of shipping agency services, shipping and chartering services, inland transportation management services and ship management services. Additional information about Sino-Global can be found on the Company’s corporate website at www.sino-global.com.

Forward Looking Statements

Any statements and/or other information contained in this release that relate, directly and/or indirectly, to future plans, events or performance of the Company are forward-looking statements that involve risks, and uncertainties some of which are identified in Sino-Global's filings with the Securities and Exchange Commission. Actual results, events or performance of the Company and such other about mentioned events may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Sino-Global undertakes no obligation to publicly release or otherwise disclose the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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